Exhibit 99.1

FOR IMMEDIATE RELEASE

American Vanguard Expands Latin American Presence by Acquiring Grupo Agricenter

Newport Beach, CA – September 12, 2017 – American Vanguard Corporation (NYSE:AVD) announced today that its wholly owned subsidiary AMVAC Netherlands BV, will acquire Grupo Agricenter to reinforce its commercial, technical and development structure in the Latin-American region. AMVAC has been a key player in the Latin American agricultural sector for more than a decade and has become a leader in the nematicides segment for crops such as banana and pineapple. The acquisition of Grupo Agricenter, a well-established distributor of multiple crop protection products in seven Central American and Caribbean countries, will considerably expand AMVAC’s product and service offerings in the region.

Eric Wintemute, Chairman & CEO of American Vanguard Corporation, parent company of AMVAC Netherlands BV commented, “We are pleased to be strengthening our Latin American presence through the acquisition of Grupo Agricenter. The breadth of their portfolio, commitment to customer service and in-depth experience in multiple markets complement our own business approach. This acquisition will not only advance AMVAC’s international expansion but will also enhance our successful track record of providing important solutions to farmers throughout the region. This newly acquired platform has enjoyed annual sales of $50+ million in the recent past, and we expect to build upon that foundation going forward.”

Luis Carlos Chacon, Principal and Founder of Grupo Agricenter, stated, “In 2001, I made the decision to bring to Costa Rica a business concept focusing on integrated solutions for the Agro industry. Through the years, this approach has been consolidated at regional levels in multiple countries thanks to suppliers and customers who believed in us. Our philosophy of customer service, social responsibility, innovation and environmental awareness has found fertile soil in AMVAC, a company that shares these values with us.”

Gerardo Suárez, General Manager, AMVAC LATAM commented, “We have found in Grupo Agricenter an enterprise with significant market presence in terms of products, suppliers, crop sectors served, and human capital. We are very confident that this company’s skillset will continue to benefit current and future suppliers and customers and will facilitate AMVAC’s ability to expand our participation in the dynamic and competitive LATAM market.”

Both parties have announced October 2, 2017 as the official closing date for this transaction. The terms of the acquisition were not disclosed.

About Grupo Agricenter:

Grupo Agricenter is a leader in agricultural solutions with presence in seven countries in the Central American and Caribbean regions. It is the first company certified as carbon neutral in its category of business, possesses a proactive and dynamic team, a successful commercial platform, and a well consolidated program of Corporate Social Responsibility.

In addition, Grupo Agricenter has developed its own line of products, including Greenplants, and maintains relationships with key partners such as Adama, BASF, Decco, FMC, Rotam and Syngenta, among others. Its business model is based on three fundamental pillars: research and development (LIFE), a committed professional team, and a commercial platform that includes personalized attention and high quality products.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Contact Information
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	Lena Cati
(949) 260-1200	(212) 836-9611 / Lcati@equityny.com
williamk@amvac-chemical.com	www.theequitygroup.com